Exhibit 99.1

GAIN THERAPEUTICS REPORTS FULL YEAR 2022 FINANCIAL RESULTS AND BUSINESS UPDATE

●	Company expects completion of IND-enabling studies of GT-02287 in H1 2023
●	Submission of dossier to start Phase 1 clinical trial of GT-02287 in GBA1 Parkinson’s Disease expected by mid-year 2023
●	$22.1 million in cash and cash equivalents and marketable securities as of December 31, 2022
●	€1.2 million non-dilutive grant awarded to Company-led consortium to advance research program in Alpha-1 Antitrypsin Deficiency

BETHESDA, MD, March 23, 2023 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a biotechnology company leading the discovery and development of allosteric small molecule therapies, today announced financial results for the full year ended December 31, 2022, and highlighted recent corporate progress.

“We have made significant progress across our pipeline this past year and have amassed additional and significant data supporting the disease modifying potential of our allosteric GCase regulators in Parkinson’s and Gaucher disease models,” said Matthias Alder, Chief Executive Officer. “We look forward to commencing the clinical program for GT-02287 with the submission of the dossier for the Phase 1 clinical trial by mid-2023. We are also pleased with the grant funding supporting the research program in Alpha-1 Antitrypsin Deficiency, which validates the versatility of our SEE-Tx platform and the new approach to address AAT deficiency-related metabolic diseases with allosteric small molecule regulators.”

Business Updates and Recent Developments

●	GT-02287 in GBA1 Parkinson’s disease (PD) continues to advance towards the initiation of a Phase 1 clinical trial. Gain anticipates completing IND-enabling GLP toxicology studies in the first half of 2023 and commencing the clinical program with the submission of the dossier for the Phase 1 clinical trial of GT-02287 by mid-2023. The Phase 1 clinical trial will be conducted in Australia and will evaluate administration of both single and multiple ascending dose levels of GT-02287 in healthy volunteers to assess safety and pharmacokinetics, with the goal of identifying an optimal dose level for Phase 2 development.

●	Presented preclinical data for GT-02329 at the 19th Annual WORLDSymposium™ in February 2023. In February, Gain presented new preclinical data in a poster presentation titled: “GT-02329, a Structurally Targeted Allosteric Regulator of GCase, Restores GCase Activity, Reduces Microgliosis and Improves Fine Locomotor Skills in the CBE Model of Neuronopathic Gaucher Disease.” The data generated in an animal model of neuronopathic Gaucher disease (nGD) showed that GT-02329 restores β-glucocerebrosidase (GCase) activity, depletes accumulation of toxic lipid substrates, reduces neuroinflammation and improves neuromuscular function. These findings support the disease-modifying potential of GT-02329, a GCase-targeting allosteric regulator, for the treatment of nGD.

●	€1.2 million non-dilutive grant awarded to Company-led consortium to advance research program in Alpha-1 Antitrypsin Deficiency. The Company recently announced that Eurostars and Innosuisse have awarded a grant in the aggregate amount of €1.2 million to a consortium led by Gain Therapeutics which includes the Institute for Research in Biomedicine, Newcells Biotech and the University of Helsinki. This grant supports a research project to develop the Company’s novel small molecule allosteric regulators against Alpha-1 Antitrypsin (AAT) Deficiency, a rare genetic condition that can result in serious lung and liver diseases.

Upcoming Anticipated Milestones

●	Completion of IND enabling studies of GT-02287 in H1 2023
●	Dossier submission for Phase 1 clinical trial of GT-02287 in GBA1 PD program by mid-2023, with initiation of clinical trial expected to commence in Australia in H2 2023
●	Advancement of lead series identification for Krabbe disease in H1 2023
●	Continued advancement of pre-clinical oncology programs; Company expects to identify lead series by the end of 2023

Financial Results:

Research and development expenses (R&D) for 2022 were $8.38 million, as compared to $7.16 million in 2021. The $1.22 million increase in R&D expense in 2022 compared to 2021 was primarily due to increases in external collaborations and related expenses, such as expenditures attributable to pre-IND clinical studies, quality and clinical manufacturing as the Company’s GBA1 PD research programs move toward clinical stage. The variance is due to higher personnel-related costs resulting from an increase in employee headcount and stock-based compensation expenses.

General and administrative (G&A) expenses for 2022 were $9.54 million, as compared to $6.82 million in 2021. The $2.72 million increase in G&A expenses in 2022 compared to 2021 was primarily due to increase in expenses for legal fees relating to patent and corporate matters, as well as increased accounting, insurance, information technology, investor relations and other expenses as the Company continues to expand its infrastructure to support operations as a public company. Higher personnel-related costs resulting from an increase in employee headcount and stock-based compensation expenses also contributed to the increase in G&A expenses.

Net loss for the year ended December 31, 2022 was $17.59 million, compared to a net loss of $13.89 million for the year ended December 31, 2021.  Net loss as of December 31, 2022 included non-cash compensation expenses of $1.53 million as compared to 2021 non-cash compensation expenses of $1.87 million. The increase in net loss for 2022 compared to 2021 was primarily attributable to increases in G&A expenses of $2.72 million and R&D expenses of $1.22 million.

GAAP basic and diluted net loss per share for the year ended December 31, 2022 was $1.48, as compared to basic and diluted net loss per share of $1.37 as of December 31, 2021.

As of December 31, 2022, the Company had cash, cash equivalents and marketable securities totaling $22.1 million for the year ended December 31, 2022. The Company anticipates that its existing cash, cash equivalents and marketable securities will enable it to fund its operating expenses and capital expenditure requirements into Q2 2024.

GAIN THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(audited)

	Year Ended December 31,
	2022	2021
Revenues:
Collaboration revenues	$132,640	$133,928
Other income	7,468	31,066
Total revenues	140,108	164,994

Operating expenses:
Research and development	(8,377,290)	(7,164,229)
General and administrative	(9,539,863)	(6,826,938)
Total operating expenses	(17,917,153)	(13,991,167)

Loss from operations	(17,777,045)	(13,826,173)

Other income (expense):
Interest income, net	375,357	12,495
Foreign exchange loss, net	(96,074)	(72,920)
Loss before income tax	$(17,497,762)	$(13,886,598)

Income tax	(92,976)	(4,008)

Net loss	$(17,590,738)	$(13,890,606)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(1.48)	$(1.37)
Weighted average common stock - basic and diluted	11,883,368	10,165,404

GAIN THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(audited)

	December 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$7,311,611	$36,880,673
Marketable securities - current	12,826,954	—
Tax credits	103,877	113,586
Prepaid expenses and other current assets	848,854	727,785
Total current assets	$21,091,296	$37,722,044

Non-current assets:
Marketable securities - non current	$1,941,488	$—
Property and equipment, net	144,379	105,986
Internal-use software	213,967	202,609
Operating lease - right of use assets	659,933	901,042
Restricted cash	30,818	31,279
Long-term deposits and other non-current assets	17,506	22,111
Total non-current assets	3,008,091	1,263,027
Total assets	$24,099,387	$38,985,071

Liabilities and stockholder's equity
Current liabilities:
Accounts payable	$1,626,100	$560,479
Operating lease liability - current	229,080	219,137
Other current liabilities	2,106,756	1,402,600
Deferred income	55,180	266,504
Loans - current	108,135	103,826
Total current liabilities	$4,125,251	$2,552,546

Non-current liabilities:
Defined benefit pension plan	$157,580	$329,458
Operating lease liability - non-current	441,784	695,053
Loans - non-current	495,258	590,468
Total non-current liabilities	1,094,622	1,614,979
Total liabilities	$5,219,873	$4,167,525

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of December 31, 2022 and 2021	$—	$—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 11,883,368 issued and outstanding as of December 31, 2022 and December 31, 2021	1,189	1,189
Additional paid-in capital	57,358,895	55,832,461
Accumulated other comprehensive income / (loss)	35,627	(90,645)
Accumulated deficit	(20,925,459)	(7,034,853)
Loss of the period	(17,590,738)	(13,890,606)
Total stockholders’ equity	18,879,514	34,817,546
Total liabilities and stockholders’ equity	$24,099,387	$38,985,071

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is dedicated to the discovery and development of allosteric small molecules therapies for the treatment of neurodegenerative diseases, lysosomal storage disorders, metabolic diseases and cancer.  The ability to identify never-seen-before allosteric targets on proteins involved in diseases across the full spectrum of therapeutic areas provides opportunities for a range of drug-protein interactions, including protein stabilization, protein destabilization, targeted protein degradation, allosteric inhibition, and allosteric activation. Gain’s pipeline spans neurodegenerative diseases, lysosomal storage disorders (LSDs), metabolic disorders, as well as other diseases that can be targeted through protein degradation, such as oncology. Gain’s lead program in Parkinson’s disease has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF) and The Silverstein Foundation for Parkinson’s with GBA, as well as from the Eurostars-2 joint program with co-funding from the European Union Horizon 2020 research and Innosuisse. For more information, please visit https://www.gaintherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding timing for reporting data from ongoing preclinical studies or the initiation of future clinical trials, including the timing for completion of IND-enabling toxicology studies, submission of the dossier requirement and commencement of a Phase 1 clinical program for GT-02287 for GBA1 Parkinson’s disease; the potential therapeutic and clinical benefits of the Company’s product candidates; the selection and development, and timing thereof, of future programs including the advancement of lead series identification for Krabbe disease  and the identification of a lead candidate for its pre-clinical oncology program; the Company’s financial position and ability to execute on the next phase of its strategy; and the Company’s anticipated cash runway guidance, including the ability for the Company’s current and projected cash to allow the Company to meet value inflection points. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. Many factors may cause differences between current expectations and actual results, including the impacts of the COVID-19 pandemic and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes.

Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March [23], 2023 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact:

Argot Partners

(212) 600-1902

Gain@argotpartners.com